Exhibit 99.1

Diodes Incorporated Reports Third Quarter 2020 Financial Results

Revenue Exceeds Expectations, Increasing 7.2% Sequentially Driven by Record Revenue in Automotive, Computing and Consumer End Markets

Plano, Texas – November 9, 2020 -- Diodes Incorporated (Nasdaq: DIOD) today reported its financial results for the third quarter ended September 30, 2020.

Third Quarter Highlights

•	Revenue was $309.5 million, an increase of 7.2 percent compared to $288.7 million in the second quarter 2020;
•	Gross profit was $111.1 million, an increase of 9.5 percent compared to $101.5 million in the second quarter 2020;
•	Gross profit margin increased 70 basis points to 35.9 percent from 35.2 percent in the second quarter 2020;
•	GAAP net income was $27.2 million, or $0.51 per diluted share, as compared to $21.0 million, or $0.40 per diluted share, in the second quarter 2020;
•	Non-GAAP adjusted net income was $32.8 million, or $0.62 per diluted share, as compared to $28.6 million, or $0.54 per diluted share, in the second quarter 2020;
•	Excluding $5.0 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.09 per diluted share;
•	EBITDA was $63.3 million, or 20.5 percent of revenue, compared to $55.3 million, or 19.2 percent of revenue, in the second quarter 2020; and
•

Achieved cash flow from operations of $39.7 million and $21.9 million free cash flow, including $17.8 million of capital expenditures. Net cash flow was a positive $85.2 million, which includes an additional draw-down of debt as a partial currency hedge associated with the anticipated close of the Lite-On acquisition at the end of November as well as a pay-down of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, Chairman, President and Chief Executive Officer, stated, “Third quarter results were better than expected due to a strong recovery in Asia followed by North America, contributing to record revenue in our automotive, consumer and computing end markets. Total worldwide point of sale (POS) revenue increased 19% sequentially and reached a record in the quarter, driven by record POS revenue in Asia at 20% and 16% growth in both Europe and North America. Our record sales in the automotive market grew 18% sequentially and over 5% year-over-year to 11% of total revenue, reflecting Diodes continued success in expanding application opportunities across new and existing customers while further increasing Diodes semiconductor content per vehicle. Additionally, we continued to gain strong momentum with our Pericom IC products in both the automotive and computing markets, and we also saw a resurgence in the consumer market, which has increased approximately 30% from the first quarter of this year.

“In fact, our total revenue has increased 10% from the first quarter of 2020 at the onset of the pandemic with net income increasing approximately 35%, demonstrating both the resiliency of our business as well as the solid leverage in our operating model. We expect to further extend our growth momentum as we continue to see broad-based improvements across our target end markets and geographies, which at the mid-point of our fourth quarter guidance represents the highest quarterly revenue in the Company’s history. These expectations exclude any contribution from our proposed acquisition of Lite-On Semiconductor that is expected to close at the end of November.”

Third Quarter 2020

Revenue for third quarter 2020 was $309.5 million, compared to $288.7 million in the second quarter 2020 and $323.7 million in the third quarter 2019.

GAAP gross profit for the third quarter 2020 was $111.1 million, or 35.9 percent of revenue, compared to the second quarter 2020 of $101.5 million, or 35.2 percent of revenue, and the third quarter 2019 of $122.0 million, or 37.7 percent of revenue.

GAAP operating expenses for third quarter 2020 were $73.2 million, or 23.7 percent of revenue, and on a non-GAAP basis were $68.9 million, or 22.3 percent of revenue, which excludes $4.0 million of amortization of acquisition-related intangible asset expenses and $0.3 million of acquisition-related costs. GAAP operating expenses in the second quarter 2020 were $70.6 million, or 24.5 percent of revenue and in the third quarter 2019 were $73.3 million, or 22.7 percent of revenue.

Third quarter 2020 GAAP net income was $27.2 million, or $0.51 per diluted share, compared to GAAP net income of $21.0 million, or $0.40 per diluted share, in second quarter 2020 and GAAP net income of $38.1 million, or $0.73 per diluted share, in third quarter 2019.

Third quarter 2020 non-GAAP adjusted net income was $32.8 million, or $0.62 per diluted share, which excluded, net of tax, $3.3 million of non-cash acquisition-related intangible asset amortization costs of acquisition-related costs and $2.4 million of acquisition-related financing and other costs. This compares to non-GAAP adjusted net income of $28.6 million, or $0.54 per diluted share, in the second quarter 2020 and $41.9 million, or $0.81 per diluted share, in the third quarter 2019

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
September 30, 2020
GAAP net income	$27,152

GAAP diluted earnings per share	$0.51

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,266

Acquisition-related financing costs	2,130

Acquisition-related costs	238

Non-GAAP net income	$32,786

Non-GAAP diluted earnings per share	$0.62

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in third quarter 2020 GAAP net income and non-GAAP adjusted net income was approximately $5.0 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.09 per diluted share for third quarter 2020, $0.09 for second quarter 2020 and $0.09 for third quarter 2019.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the third quarter 2020 was $63.3 million, or 20.5 percent of revenue, compared to $55.3 million, or 19.2 percent of revenue, in the second quarter 2020 and $78.3 million, or 24.2 percent of revenue, in the third quarter 2019. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For third quarter 2020, net cash provided by operating activities was $39.7 million. Net cash flow was a positive $85.2 million, including $105 million of an additional draw-down of debt as a partial currency hedge associated with the anticipated close of the Lite-On acquisition and a pay-down of long-term debt in the amount of $49.7 million. Free cash flow (a non-GAAP measure) was $21.9 million, which includes $17.8 million of capital expenditures.

Balance Sheet

As of September 30, 2020, the Company had approximately $591 million in cash, cash equivalents and short-term investments. Long-term debt (including the current portion) totaled approximately $346 million and working capital was approximately $893 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending September 30, 2020.

Business Outlook

Dr. Lu concluded, “Building on our growth momentum in the third quarter and record POS results, we expect fourth quarter revenue to increase to a record of approximately $324 million, plus or minus 3 percent, which at the mid-point represents growth of 4.7 percent sequentially and 7.6 percent year-over-year, which is significantly above typical seasonal results over the past 5 years of down 4 percent. These revenue expectations exclude any contribution from the Lite-On Semiconductor acquisition, which is expected to close at the end of November. We expect GAAP gross margin to be 36 percent, plus or minus 1 percent.  Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 22.0 percent of revenue, plus or minus 1 percent. We expect non-GAAP net interest expense to be approximately $1.5 million. Our income tax rate is expected to be 18 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 53.0 million.”

Purchase accounting adjustments related to amortization of acquisition-related intangible assets of $3.3 million, after tax, for Pericom and previous acquisitions is not included in these non-GAAP estimates. Also not included is $3.3 million of Lite-On acquisition-related financing costs.

Conference Call

Diodes will host a conference call on Monday, November 9, 2020 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter 2020 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 3088808. International callers may join the teleconference by dialing +1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until November 16, 2020 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 3088808. International callers should dial +1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the consumer electronics, computing, communications, industrial, and automotive markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 28 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.Diodes.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2020 and beyond; that for the fourth quarter of 2020, we expect revenue to be a record and increase to approximately $324 million plus or minus 3 percent; we expect GAAP gross margin to be 36 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 22.0 percent of revenue, plus or minus 1 percent; we expect non-GAAP net interest expense to be approximately $1.5 million; we expect our income tax rate to be 18 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 53.0 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that the COVID-19 pandemic may continue and have a material adverse effect on customer demand and staffing of our production, sales and administration facilities; the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to consummate our previously announced acquisition of Lite-On Semiconductor Corporation (“LSC”) on the terms and in the time frame currently contemplated; the risk that the cost, expense, and diversion of management attention associated with the LSC acquisition may be greater than we currently expect; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk that the coronavirus outbreak or other similar epidemics may harm our domestic or international business operations to a greater extent than we currently anticipate; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Net sales	$309,459	$323,674	$878,845	$947,973
Cost of goods sold	198,369	201,628	570,421	591,528
Gross profit	111,090	122,046	308,424	356,445

Operating expenses
Selling, general and administrative	44,651	46,123	132,238	137,143
Research and development	24,469	22,689	69,469	66,566
Amortization of acquisition related intangible assets	4,007	4,519	12,249	13,539
Other operating income	108	-	(108)	(158)
Total operating expense	73,235	73,331	213,848	217,090

Income from operations	37,855	48,715	94,576	139,355

Other income (expense)
Interest income	138	272	579	1,780
Interest expense	(3,745)	(2,007)	(7,643)	(6,163)
Foreign currency loss, net	(2,618)	(822)	(6,143)	(1,382)
Other income	1,627	2,577	2,902	5,056
(Expense) Income	(4,598)	20	(10,305)	(709)

Income before income taxes and noncontrolling interest	33,257	48,735	84,271	138,646
Income tax provision	5,871	10,613	15,097	32,085
Net income	27,386	38,122	69,174	106,561
Less net income attributable to noncontrolling interest	(234)	(62)	(821)	(501)
Net income attributable to common stockholders	$27,152	$38,060	$68,353	$106,060

Earnings per share attributable to common stockholders:
Basic	$0.52	$0.75	$1.33	$2.09
Diluted	$0.51	$0.73	$1.30	$2.05
Number of shares used in earnings per share computation:
Basic	51,825	50,998	51,563	50,687
Diluted	52,729	51,869	52,612	51,699

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2020:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$27,152

Diluted earnings per share (Per-GAAP)				$0.51

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,007		(741)	3,266

Acquisition-related financing costs		2,698	(568)	2,130

Acquisition-related costs	300		(62)	238

Non-GAAP				$32,786

Diluted shares used in computing earnings per share				52,729

Non-GAAP diluted earnings per share				$0.62

Note:  Included in GAAP and non-GAAP net income was approximately $5.0 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.09 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$38,060

Diluted earnings per share (Per-GAAP)			$0.73

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,518	(818)	3,700

Acquisition related costs	471	(95)	376

Land sale inspection extension fee	(300)	63	(237)

Non-GAAP			$41,899

Diluted shares used in computing earnings per share			51,869

Non-GAAP diluted earnings per share			$0.81

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $4.4 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.09 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2020:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$68,353

Diluted earnings per share (Per-GAAP)				$1.30

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	12,249		(2,249)	10,000

Acquisition-related financing costs		6,118	(1,343)	4,775

Acquisition-related costs	1,124		(230)	894

Board-member retirement costs	1,705		(358)	1,347

Non-GAAP				$85,369

Diluted shares used in computing earnings per share				52,612

Non-GAAP diluted earnings per share				$1.62

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $13.4 million, net of tax, non-cash share-based compensation expense, excluding officer severance.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.25 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$106,060

Diluted earnings per share (Per-GAAP)			$2.05

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	13,538	(2,448)	11,090

Acquisition related costs	471	(95)	376

Land sale inspection extension fee	(300)	63	(237)

Non-GAAP			$117,289

Diluted shares used in computing earnings per share			51,699

Non-GAAP diluted earnings per share			$2.27

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $12.1 million, net of tax, non-cash share-based compensation expense, excluding officer severance.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.23 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Acquisition related financing costs – The Company excluded expenses associated with a new credit facility and refinance of existing debt to prepare for the acquisition of Lite-On Semiconductor.  The Company believes the exclusion of the acquisition related financing costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Acquisition related costs – The Company excluded expenses associated with the acquisition of Lite-On Semiconductor, which consisted of advisory, legal and other professional and consulting fees.  These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses.  The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Board member retirement costs – The Company excluded expenses in connection with the retirement of a member of the Company’s board of directors.  The Company modified that director’s unvested RSU grants to vest upon his retirement.  The shares subject to the modified grants will be released that board member as if they were vesting under the original vesting timeline.  In connection with this modification the Company recorded additional expense of approximately $1.7 million.

Land sale inspection extension fee – The Company excluded receipt of inspection extension fees related to the sale of the land located in Plano, TX.  This fee is paid by the land purchaser for the right to extend the sale close date, and the fee is not applied to the purchase price.  The Company feels it is appropriate to exclude these fees since they don’t represent ongoing operating income and their exclusion will present investors with a more accurate indication of our continuing operations.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the third quarter of 2020 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the third quarter of 2020, FCF was $21.9 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Net income (per-GAAP)	$27,152	$38,060	$68,353	$106,060
Plus:
Interest expense, net	3,607	1,736	7,064	4,383
Income tax provision	5,871	10,613	15,097	32,085
Depreciation and amortization	26,699	27,888	81,043	82,805
EBITDA (non-GAAP)	$63,329	$78,297	$171,557	$225,333

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30	December 31,
	2020	2019
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$587,643	$258,390
Short-term investments	3,014	4,825
Accounts receivable, net of allowances of $3,056 and $4,866 at September 30, 2020 and December 31, 2019, respectively	261,782	260,322
Inventories	260,289	236,472
Prepaid expenses and other	101,961	49,950
Total current assets	1,214,689	809,959
Property, plant and equipment, net	453,487	469,574
Deferred income tax	23,566	17,516
Goodwill	155,492	141,318
Intangible assets, net	114,306	119,523
Other	71,112	81,494
Total assets	$2,032,652	$1,639,384

Liabilities
Current liabilities:
Line of credit	$70,746	$13,342
Accounts payable	127,315	122,148
Accrued liabilities and other	103,259	100,571
Income tax payable	5,235	16,156
Current portion of long-term debt	14,978	33,105
Total current liabilities	321,533	285,322
Long-term debt, net of current portion	330,766	64,401
Deferred tax liabilities	14,445	16,333
Other long-term liabilities	114,857	120,545
Total liabilities	781,601	486,601

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 51,945,299 and 51,206,969, issued and outstanding at September 30, 2020 and December 31, 2019, respectively	35,628	35,111
Additional paid-in capital	440,944	427,262
Retained earnings	858,311	789,958
Treasury stock, at cost, 1,494,080 and 1,457,206 shares held as of September 30, 2020 and December 31, 2019, respectively	(39,205)	(37,768)
Accumulated other comprehensive loss	(97,105)	(108,139)
Total stockholders' equity	1,198,573	1,106,424
Noncontrolling interest	52,478	46,359
Total equity	1,251,051	1,152,783
Total liabilities and stockholders' equity	$2,032,652	$1,639,384